                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               US DIAGNOSTIC INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               US DIAGNOSTIC INC.
                            250 S. AUSTRALIAN AVENUE
                                    SUITE 900
                         WEST PALM BEACH, FLORIDA 33401

                          ----------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, JUNE 29, 2001

                          ----------------------------

To the Stockholders:

         The Board of Directors of US Diagnostic Inc. has approved two important proposals to be voted upon at our Annual Meeting of Stockholders. These proposals include:

         1. To amend our Certificate of Incorporation to restrict certain transfers of our securities in order to help assure that our substantial tax benefits (in the form of net operating loss carryforwards) will continue to be available to offset future taxable income;

         2.       To elect a board of seven directors.

         These proposals are more fully described in the Proxy Statement.

         In addition, at the Annual Meeting we will consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement.

         The Annual Meeting will be held on:

                                    Friday, June 29, 2001
                                    10:00 a.m.
                                    Sheraton West Palm Beach Hotel
                                    630 Clearwater Park Road
                                    West Palm Beach, FL 33401

         The close of business on May 11, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOUR VOTE IS EXTREMELY IMPORTANT; WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                       By Order of the Board of Directors,


                                       /s/ Leon F. Maraist
                                       Chief Executive Officer and President

West Palm Beach, Florida
May 21, 2001

                               US DIAGNOSTIC INC.
                            250 S. AUSTRALIAN AVENUE
                                    SUITE 900
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 832-0006

                          ----------------------------
                                 PROXY STATEMENT
                          ----------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  JUNE 29, 2001

         The Annual Meeting of US Diagnostic Inc. will be held at the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, Florida 33401, on June 29, 2001, at 10:00 a.m. local time.

         Our Board of Directors is proposing for approval by the stockholders at the Annual Meeting:

         o An amendment to our Certificate of Incorporation to restrict certain transfers of our securities in order to help assure that our substantial tax benefits (in the form of net operating loss carryforwards) will continue to be available to offset future taxable income; and

         o  the election of seven directors.

         The Board of Directors is not aware of any other business scheduled for the Annual Meeting. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.

         Stockholders of record at the close of business on May 11, 2001 are entitled to notice of, and to vote at, the meeting or at any postponements or adjournments of the meeting.

                                         By Order of the Board of Directors,


                                         /s/ Leon F. Maraist
                                         CHIEF EXECUTIVE OFFICER AND PRESIDENT

West Palm Beach, Florida
May 21, 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

Voting Matters....................................................................................................2

Proposal No. 1. Stock Transfer Restrictions Amendment To Certificate of Incorporation.............................3

Proposal No. 2. Election of Directors.............................................................................7

Board of Directors................................................................................................9

Executive Officers...............................................................................................10

Report of the Compensation Committee.............................................................................12

Certain Relationships and Related Transactions...................................................................19

Section 16(a) Beneficial Ownership Reporting Compliance..........................................................20

Relationship with the Company's Auditors.........................................................................20

Other Matters....................................................................................................20

Stockholder Proposals............................................................................................20


                                       (i)

                                 VOTING MATTERS

         The Board of Directors of US Diagnostic Inc., a Delaware corporation ("USD" or the "Company"), is distributing this Proxy Statement and soliciting the accompanying proxy for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), and for any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

REVOCABILITY OF PROXY

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Company (to the attention of Jerry E. Aron, Secretary of the Company) a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

         Shares represented by duly executed Proxies in the enclosed form that have been properly marked, dated and signed and that are received by the Company prior to the Meeting will be voted as instructed in the Proxy on each matter submitted to the vote of stockholders. If any duly executed Proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by that Proxy (i) FOR the amendment to the Company's Certificate of Incorporation, and (ii) FOR the election of the Board's nominees for directors listed in Proposal 2.

         The Board of Directors does not know of any other matters that may be brought before the Meeting. In the event that any other matter should come before the Meeting, the persons named on the Proxy will have discretionary authority to vote all Proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

         It is anticipated that this Proxy Statement and the accompanying proxy card will be mailed to stockholders on or about May 21, 2001. The Company's Annual Report, including audited financial statements for the year ended December 31, 2000, is being mailed or delivered with this Proxy Statement. The Annual Report contains important information regarding the Company's over-leveraged financial condition, defaults on certain of its debt securities and the need for a debt restructuring, and should be read carefully. The Annual Report is not to be regarded as proxy soliciting material.

         The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing the proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding these proxy materials to beneficial owners of the Company's common stock, par value $0.01 per share (the "Common Stock"). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies and estimates that such services would cost approximately $5,000 (plus reasonable out-of-pocket expenses).

         The close of business on May 11, 2001 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had __________ shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately _______________ shares of Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

         An automated system administered by the Company's transfer agent will tabulate votes cast by proxy, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes (shares represented by a limited proxy but, as to a specific proposal, brokers are prohibited from exercising discretionary authority) are each included in the determination of the number of shares present and voting in determining the existence of a quorum at the Annual Meeting, and each is tabulated separately.

         The affirmative vote of the holders of majority of the outstanding shares of Common Stock is required for the approval of the amendment to the Company's Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against Proposal 1. Proposal 2, the election of directors, requires a plurality of the votes cast. Abstentions and broker non-votes have no legal effect on the election of directors. As to all other matters, in determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes have no legal effect on whether a matter is approved.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

                                 PROPOSAL NO. 1
                           STOCK TRANSFER RESTRICTIONS
                    AMENDMENT TO CERTIFICATE OF INCORPORATION

INTRODUCTION

         For the taxable year beginning January 1, 2001, the Company had available tax operating loss carryforwards ("NOLs") of approximately $61.3 million to offset taxable income recognized by the Company in the future. Approximately $20.8 million of the NOLs relate to acquired entities and the utilization of the acquired NOLs is limited to approximately $2.2 million per year. NOLs benefit the Company by offsetting taxable income dollar-for-dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the federal corporate tax on such income. The benefit of the NOLs can be reduced or eliminated if the Company undergoes an "ownership change" (as described below) through transfers of stock by which stockholders or groups of stockholders, each of whom owns at least 5% of the Company's stock, increase their ownership of the Company's stock by more than 50 percentage points within a three year period. The Board of Directors believes the best interests of the Company and its stockholders will be served by adopting provisions (the "Transfer Restrictions") in its Certificate of Incorporation that are designed to restrict direct and indirect transfers of the Company's equity securities if the effect would be to increase the ownership of stock by any person to 4.9% or more of the Company's stock, would increase the percentage of stock owned by a person owning 4.9% or more of the Company's stock or would create a new public group, whose ownership of the Company's stock could give rise to an "ownership change". The Transfer Restrictions will not, however, be applicable to the stock owned by any existing 5-percent stockholder (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")), other than any direct public group, on the date the Transfer Restrictions become effective, and do not apply to sales of stock in the market by holders of less than 4.9% of the Company's stock to persons who, taking the purchase into account, own less than 4.9% of the Company's stock.

         The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon is required for approval of an amendment to the Company's Certificate of Incorporation. The Transfer Restrictions will be adopted as an amendment to the Certificate of Incorporation of the Company as Article Twelfth. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ACCOMPANYING EXHIBIT A WHICH SETS FORTH THE TRANSFER RESTRICTIONS. The Transfer Restrictions have been approved by the Board of Directors. The discussion set forth below is qualified in its entirety by reference to the accompanying Exhibit A.

PURPOSE OF THE TRANSFER RESTRICTIONS

         The Transfer Restrictions are designed to restrict direct and indirect transfers of the Company's stock that could result in the imposition of limitations on the use by the Company, for federal income tax purposes, of the NOLs and other tax attributes that are and will be available to the Company, as discussed more fully below.

THE COMPANY'S NOLS AND SECTION 382

         For the taxable year beginning January 1, 2001, the Company had available NOLs of approximately $61.3 million to offset taxable income recognized by the Company in the future. Approximately $20.8 million of the NOLs relate to acquired entities and the utilization of the acquired NOLs is limited to approximately $2.2 million per year. For federal income tax purposes, these NOLs will expire in the year 2014. NOLs benefit the Company by offsetting taxable income dollar-for-dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the federal corporate tax on such income. The maximum federal corporate tax rate is currently 35%.

         The benefit of a corporation's NOLs can be reduced or eliminated under
Section 382 of the Code if a corporation undergoes an "ownership change," as defined in Section 382. Generally, an ownership change occurs if one or more stockholders, each of whom owns 5% or more in value of a corporation's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders at any time during the preceding three-year period. For this purpose, all holders who each own less than 5% of a corporation's capital stock are generally treated together as one (or, in certain cases, more than one) 5-percent stockholder. Transactions in the public markets among stockholders owning less than 5% of the equity securities generally are not included in the calculation (but can be if a loss corporation has more than one public group). In addition, certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules, described below, can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a corporation's capital stock, including any preferred stock that is voting stock, is convertible stock or is stock which participates in corporate growth.

         If an ownership change of the Company were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the Company's stock immediately prior to the ownership change (with certain adjustments) by (ii) the then applicable federal long-term tax exempt rate (currently 5.31%) (the "Section 382 limitation"). Based upon the Company's stock price, if an ownership change were to occur now, the Section 382 limitation would be approximately $110,000. In addition, to the extent the Company is determined to have a net unrealized built-in loss (generally defined as the excess of the tax basis of the Company's assets over their fair market value) which is greater than the lesser of (i) 15 percent of the fair market value of the Company's assets and (ii) $10 million, in the event of an ownership change, any net unrealized built-in losses recognized within the five-year period beginning on the date of the ownership change would be subject to the
Section 382 limitation (as if it were a pre-change NOL). The Company believes that it currently has a substantial built-in loss with respect to its assets. Any portion of the annual Section 382 limitation amount not utilized in any year may be carried forward and increase the available Section 382 limitation amount for the succeeding tax year. Thus, the effect of an ownership change could be to reduce significantly the annual utilization of the Company's NOLs and to cause a very substantial portion of the NOLs to expire prior to their use.

DESCRIPTION OF THE TRANSFER RESTRICTIONS

         THE FOLLOWING IS A BRIEF SUMMARY OF THE PROPOSED TRANSFER RESTRICTIONS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PROPOSED TRANSFER RESTRICTIONS. ALL STOCKHOLDERS ARE URGED TO READ THE TRANSFER RESTRICTIONS SET FORTH IN THE ACCOMPANYING EXHIBIT A HERETO IN THEIR ENTIRETY.

         Upon adoption, Article Twelfth generally will restrict any direct or indirect transfer of "stock" (which term, for purposes of the Transfer Restrictions, includes the Common Stock and any other equity security treated as "stock" under Section 382) of the Company if the effect would be to increase the ownership of stock by any person (or public group) to 4.9% or more of the Company's stock, would increase the percentage of stock owned by a person (or public group) owning 4.9% or more of the Company's stock or would create a new public group. Transfers included under the Transfer Restrictions include sales to persons (or public groups) whose resulting percentage ownership of the Company's stock would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person (or public group) to exceed such thresholds. Complicated rules of constructive ownership, aggregation, segregation, combination and other stock ownership rules prescribed by the Code (and related regulations) will apply in determining whether the 4.9% threshold has been met and whether a group of less than 4.9% stockholders will be treated as a "public group" that is a 5 percent stockholder (reduced to 4.9% for purposes of the Transfer Restrictions) under Section 382. As a result of these rules, the Transfer Restrictions could result in prohibiting ownership (thus requiring dispositions) of the Company's stock as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than the Company, such as an interest in an entity that, directly or indirectly, owns the Company's stock. The Transfer Restrictions may also apply to proscribe the creation or transfer of certain "options" (which are broadly defined by Section 382) in respect of the Company's stock to the extent that, in certain circumstances exercise of the option would result in a proscribed level of ownership.

         The Transfer Restrictions will not, however, apply to the stock owned by any existing 5-percent stockholder (within the meaning of Section 382 of the Code), other than any direct public group, on the date the Transfer Restrictions become effective, and generally do not apply to sales of stock in the market by less than 4.9% stockholders to persons who, taking the purchase into account, own less than 4.9% of the Company's stock.

         Generally, the Transfer Restrictions will be imposed only with respect to the amount of the Company's stock (or options with respect to the Company's stock) purportedly transferred in excess of the threshold established in the Transfer Restrictions. However, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors, which approval may be granted or withheld in certain circumstances, as more fully described below.

         Assuming adoption of the Transfer Restrictions, all certificates representing the Company's stock, including stock to be issued in the future, would bear a legend providing that the transfer of the stock is subject to restrictions. See Exhibit A. The Board of Directors also intends to issue instructions to or make arrangements with the Company's transfer agent (the "Transfer Agent") to implement the Transfer Restrictions. It is expected that the Transfer Agent will be instructed not to record any transfer of the Company's stock purportedly transferred in excess of the threshold established in the Transfer Restrictions. The Transfer Agent may also have the right, prior to and as a condition to registering any transfers of the Company's stock on the Company's stock transfer records, to request an affidavit from the purported transferee of the stock regarding such purported transferee's actual and constructive ownership of the Company's stock, and if the Transfer Agent does not receive such affidavit or the affidavit evidences that the transfer would violate the Transfer Restrictions, the Transfer Agent would be required to notify the Company and not to enter the transfer in the Company's stock transfer records. The Company also has the right to require a proposed transferee, as a condition to registration of a transfer of stock, to provide all information reasonably requested by the Company regarding such person's direct and indirect ownership of the Company's stock. These provisions may result in the delay or refusal of certain requested transfers of the Company's stock.

         Upon adoption and filing of the Transfer Restrictions, any direct or indirect transfer of stock attempted in violation of the restrictions would be void AB INITIO as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the Company's stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the indirect owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise. Stock acquired in violation of the Transfer Restrictions is referred to as "Excess Stock."

         In addition to the purported transfer being void AB INITIO, upon the Company's demand, the purported transferee must transfer the Excess Stock to an agent of the Company (the "Agent") along with any dividends or other distributions paid with respect to Excess Stock. Votes cast by a purported transferee with respect to Excess Stock will be rescinded as void. The Agent is required to sell such Excess Stock in an arms' length transaction that would not constitute a violation under the Transfer Restrictions. The net proceeds of the sale, after deduction of all costs incurred by the Agent, will be distributed first to the purported transferee in an amount equal to the extent of such proceeds up to the cost (or in some circumstances the fair market value of the Excess Stock on the date of the violative transfer) incurred by the purported transferee to acquire such Excess Stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary together with any other distributions with respect to such Excess Stock received by the Agent. If the Excess Stock is sold by the purported transferee, such person will be treated as having sold the Excess Stock on behalf of the transferring stockholder, and shall be required to remit all proceeds to the Agent (except to the extent the Agent grants written permission to the purported transferee to retain, an amount equal to the amount such person otherwise would have been entitled to retain had the Agent sold such shares).

CONTINUED RISK OF OWNERSHIP CHANGE

         Despite the adoption of the Transfer Restrictions, there still remains a risk that certain changes in relationships among stockholders or other events will cause an "ownership change" of the Company under Section 382.

         The Company believes the Transfer Restrictions are enforceable. The Internal Revenue Service (the "IRS") has issued several private letter rulings in this area that indicate that, to the extent Transfer Restrictions are enforceable and are enforced by a Company, their terms will be respected for purposes of applying Section 382. However, private letter rulings issued by the IRS cannot be relied upon as legal precedent. There can be no assurance, therefore, that if transfers in violation of the Transfer Restrictions are attempted, the IRS will not assert that such transfers have federal income tax significance notwithstanding the Transfer Restrictions.

BOARD POWER TO WAIVE OR MODIFY TRANSFER RESTRICTIONS

         The Board of Directors has the discretion to approve a transfer of stock that would otherwise violate the Transfer Restrictions in circumstances where it determines that such transfer is in the best interests of the Company and its stockholders. If the Board of Directors decides to permit a transfer that would otherwise violate the Transfer Restrictions, that transfer or later transfers may result in an ownership change that would limit the use of the Company's NOLs.

         In addition, in the event of a change in law, the Board of Directors is authorized to eliminate the Transfer Restrictions, modify the applicable allowable percentage ownership interest (now 4.9%) or modify any of the terms and conditions of the Transfer Restrictions provided that the Board of Directors concludes in writing that such change is reasonably necessary or advisable to preserve the Company's NOLs or that the continuation of the affected terms and conditions of the Transfer Restrictions is no longer reasonably necessary for such purpose. The Board of Directors' determination must be based upon a written opinion of tax counsel. Written notice of any such determination will be provided to stockholders.

         As a result of the foregoing, the Transfer Restrictions serve to reduce, but not necessarily eliminate, the risk that Section 382 will cause the limitations described above to apply to the use of the Company's NOLs.

ANTITAKEOVER EFFECT

         Because some corporate takeovers occur through the acquiror's purchase, in the public market or otherwise, of sufficient stock to give it control of a company, any provision that restricts the transferability of shares can have the effect of preventing such a takeover. The Transfer Restrictions therefore may be deemed to have an "antitakeover" effect because they will restrict the ability of a person or entity or group thereof from accumulating an aggregate of 4.9% or more of the Company's stock and the ability of persons, entities or groups now owning 4.9% or more of the Company's stock from acquiring additional stock. The Transfer Restrictions would discourage or prohibit accumulations of substantial blocks of stock for which stockholders might receive a premium above market value.

         The indirect "antitakeover" effect of the Transfer Restrictions is not the reason for the Transfer Restrictions. The Board of Directors considers the Transfer Restrictions to be reasonable and in the best interests of the Company and its stockholders because the Transfer Restrictions reduce certain of the risks that the Company will be unable to utilize its available NOLs. In the opinion of the Board of Directors, the fundamental importance to the Company's stockholders of maintaining the availability of the NOLs to the Company is a more significant consideration than the indirect "antitakeover" effect the Transfer Restrictions may have.

POSSIBLE EFFECT ON LIQUIDITY

         The Transfer Restrictions will restrict a stockholder's ability to acquire, directly or indirectly, additional stock of the Company in excess of the specified limitations. Furthermore, a stockholder's ability to dispose of his stock of the Company may be restricted as a result of the Transfer Restrictions, and a stockholder's ownership of stock of the Company may become subject to the Transfer Restrictions as a result of actions taken by persons related to that stockholder.

VOTE REQUIRED TO APPROVE THE TRANSFER RESTRICTIONS CHARTER AMENDMENT

         Approval of the Transfer Restrictions requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Stockholders should be aware that a vote in favor of the Transfer Restrictions may result in a waiver of the stockholder's ability to contest the enforceability of the Transfer Restrictions. Consequently, all stockholders should carefully consider this consequence in determining whether to vote in favor of the Transfer Restrictions. The Company intends to enforce the Transfer Restrictions vigorously against all current and future holders of its stock.

         Should the Transfer Restrictions be adopted, the affirmative vote of the holders of not less than two-thirds of the shares of the Company then entitled to vote generally in an election of directors, voting together as a single class, will be required to amend or repeal the Transfer Restrictions or to adopt any provision of the Certificate of Incorporation that would be inconsistent with the Transfer Restrictions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

                      PROPOSAL NO. 2. ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation and By-Laws, as amended (the "By-Laws"), provide that the number of directors shall be not more than nine directors and shall be fixed from time to time by the Board of Directors. The Board of Directors is currently fixed at seven members. Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified, or until his death, resignation, or removal.

         The nominees for election as directors at the Annual Meeting are Messrs. Jack L. Howard, Francis D. Hussey, Jr., Glen M. Kassan, Warren G. Lichtenstein, Leon F. Maraist, David McIntosh and Michael C. O'Hanlon. All of the nominees are currently members of the Board of Directors of the Company. The Board of Directors recommends that all of the nominees be elected as directors of the Company, and it is intended that the accompanying proxy will be voted FOR the election of the seven nominees as directors, unless the proxy contains contrary instructions.

         The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a director. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote FOR the election of such person or persons as shall be nominated by the Board of Directors.

         The By-Laws set forth procedures by which stockholders of the Company who are stockholders of record as of the Record Date entitled to vote in the election of directors may nominate persons for election to the Board of Directors. Such nominations shall be considered timely, in the case of an annual meeting, if received by the Company not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which public notice of the meeting was made, which was May 21, 2001 for the Annual Meeting. The stockholder's nomination must include: (a) all information required to be disclosed in the solicitation of a proxy pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the nominee's written consent to serve as a director if elected); (b) the nominating stockholder's name and address as they appear on the Company's books; and (c) the number of shares of Common Stock of the Company beneficially owned by such nominating stockholder.

GENERAL INFORMATION ABOUT THE NOMINEES

         The following sets forth the names and ages of the seven nominees for election to the Board of Directors, their respective principal occupations or employment histories and the period during which each has served as a director of the Company. Also see "Certain Relationships and Related Transactions" below.

         JACK L. HOWARD-- age 39-- has been a member of the Board of Directors of the Company since February 2001. Mr. Howard has served as a director of WebFinanical Corporation ("WEFN"), a provider of niche banking markets, since 1996 and as Vice President, Secretary and Treasurer of WEFN since December 1997. Mr. Howard has been a principal of Mutual Securities, Inc., a registered broker-dealer, since prior to 1993. Mr. Howard is also the President of Gateway Industries, Inc. Mr. Howard is a director of the following publicly held companies: Gateway Industries, Inc., a provider of database development and website design and development services ("Gateway Industries"); Pubco Corporation, a manufacturer and distributor of printing supplies and construction equipment; and Castelle, a maker and marketer of application server devices. Mr. Howard is serving on the Company's Board of Directors at the request of Steel Partners, II LP, a significant stockholder of the Company ("Steel Partners").

         FRANCIS D. HUSSEY, JR., M.D.-- age 61-- has been a member of the Board of Directors of the Company since February 2001. Dr. Hussey is Co-Director of Naples Pain Center, Chairman and Chief Executive Officer of Magnetic Scans, Inc. and President and Chief Executive Officer of The MRI Centers of New England. He is also the President of Chelsea MRI, Inc., Cranston MRI, Inc., Forest Park MRI, Inc. and HHH Investments, L.P. Dr. Hussey is a member of American Academy of Neurology, American Neurological Association, Florida Medical Association and numerous other professional groups. Dr. Hussey is on the Board of the American Society of Neuroimaging.

         GLEN M. KASSAN-- age 57-- has been a member of the Board of Directors of the Company since February 2001. Mr. Kassan became Chairman of the Board of Directors effective March 27, 2001. Mr. Kassan has served as Vice President and Chief Financial Officer of WEFN and Gateway Industries, Inc. since June 2000. He has served as Vice President of Steel Partners Services, Ltd., a privately owned investment services company, since October 1999. From 1997 to 1998, Mr. Kassan was Chairman and Chief Executive Officer of Long Term Care Services, Inc., a privately owned healthcare services company which he co-founded in 1994, and initially served as Vice Chairman and Chief Financial Officer. Mr. Kassan serves on the Board of Directors of Tandycrafts, Inc., a manufacturer of picture frames and framed art ("Tandycrafts"). Mr. Kassan is serving on the Company's Board of Directors at the request of Steel Partners.

         WARREN G. LICHTENSTEIN -- age 35-- has been a member of the Board of Directors of the Company since April 2001. Mr. Lichtenstein has served as the Chairman of the Board, Secretary and the Managing Member of Steel Partners, L.L.C., the general partner of Steel Partners, since January 1, 1996. Prior to such time, Mr. Lichtenstein was the Chairman and a director of Steel Partners, Ltd., the general partner of Steel Partners Associates, L.P., which was the general partner of Steel Partners, from 1993 and prior to January 1, 1996. Mr. Lichtenstein was the acquisition/risk arbitrage analyst at Ballantrae Partners, L.P., a private investment partnership formed to invest in risk arbitrage, special situations and undervalued companies, from 1988 to 1990. Mr. Lichtenstein is a director of the following publicly held companies:
Tandycrafts; Gateway Industries, of which he is also Chairman and Chief Executive Officer; WEFN, of which he is also Chairman, Chief Executive Officer and President; Puroflow Incorporated, a designer and manufacturer of precision filtration devices; ECC International Corp., a manufacturer and marketer of computer-controlled simulators for training personnel to perform maintenance and operator procedures on military weapons; and CPX Corp., a company with no significant operating business. Mr. Lichtenstein is serving on the Company's Board of Directors at the request of Steel Partners.

         LEON F. MARAIST -- age 58 -- has been a member of the Board of Directors of the Company since October 2000 and President and Chief Executive Officer since January 2001. Prior to that time, he served as Executive Vice President and Chief Operating Officer of the Company since November 1997. From 1993 to 1997, Mr. Maraist served as Vice President of NMC Diagnostic Services, Inc. ("NMC"), which provides mobile imaging diagnostics in physicians' offices and diagnostics in fixed sites. His responsibilities with NMC included marketing, sales, finance and operations. From 1992 to 1994, Mr. Maraist directed operations of the $1 billion nationwide dialysis division of NMC.

         DAVID MCINTOSH -- age 54-- has been a member of the Board of Directors of the Company since October 1998. Since 1999, Mr. McIntosh has been the Chairman of MitBank USA, Inc., an environmental asset management company. From June 1998 to 1999, Mr. McIntosh was the Chief Executive Officer of Barricade International, Inc., a developer and distributor of a fire-blocking gel. From 1984 through 1998, Mr. McIntosh was the Chief Executive Officer of Gunster, Yoakley, Valdes-Fauli and Stewart, P.A., a prominent Florida-based international law firm. Prior to 1984, Mr. McIntosh was a partner with Coopers & Lybrand, a public accounting firm. He is a director, officer and active member of numerous local, state and national foundations, committees, task forces, associations and charitable organizations. Mr. McIntosh also is a director of Florida Banks, Inc., which operates a community banking system in Florida through its wholly-owned banking subsidiary, Florida Bank, N.A.

         MICHAEL A. O'HANLON-- age 54-- has been a member of the Board of Directors of the Company since January 1998. Since November 1995, Mr. O'Hanlon has served as the President and Chief Executive Officer of DVI, Inc. ("DVI"), the largest independent financier to the healthcare market in the United States. Mr. O'Hanlon was President and Chief Operating Officer of DVI from September 1994 to November 1995, and previously served as Executive Vice President of DVI. For nine years prior to joining DVI, Mr. O'Hanlon served as President and Chief Executive Officer of Concord Leasing, Inc., a provider of medical, aircraft, shipping, industrial and medical imaging equipment financing. Mr. O'Hanlon also is a director of DVI and Westbury Metals Inc.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

                               BOARD OF DIRECTORS

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company held eight meetings during the year ended December 31, 2000. During 2000, each director attended at least 75% of the meetings of the Board of Directors and any committee on which such director served. The Board currently has two committees: the Audit Committee and the Compensation Committee.

         During 2000, the Audit Committee consisted of three non-employee directors, Messrs. C. Keith Hartley (who resigned from the Board of Directors on April 20, 2001), Michael A. O'Hanlon (through the first three fiscal quarters) and David McIntosh. The Audit Committee formally met six times in 2000. The Audit Committee, among other things, oversees and reviews the effectiveness of the Company's financial and accounting functions, organization and operations. The Audit Committee is also authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Board of Directors has adopted a charter for the Audit Committee effective May 9, 2000. A copy of the charter is included in this proxy statement as Exhibit B.

         During 2000, David McIntosh served on the Company's Compensation Committee, while Kenneth R. Jennings, Ph.D. served on the Committee until his resignation on March 15, 2000. In addition, C. Keith Hartley (now resigned) and Jack L. Howard were elected to serve on the Committee on August 28, 2000 and March 27, 2001, respectively. The Compensation Committee normally reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the 1995 Plan and the issuance of stock options to the Company's officers, employees and consultants and authorizes grants of options to directors who are not employees of the Company. In 2000, the Compensation Committee did not formally meet and the full Board of Directors functioned as such committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         David McIntosh served on the Company's Compensation Committee during 2000, while Kenneth R. Jennings, Ph.D. served on the Committee until his resignation on March 15, 2000. In addition, C. Keith Hartley and Jack L. Howard were elected to serve on the Committee on August 28, 2000 and March 27, 2001, respectively. None is or has been an officer or employee of the Company or any of its subsidiaries. In addition, none of the Committee members has, or has had, any relationship with the Company which is required to be disclosed under Certain Relationships and Related Transactions, except for the instances relating to Messrs. McIntosh and Hartley as described below. On April 27, 2000, the Company and Mr. McIntosh entered into a consulting agreement effective May 2000 through February 2001 under which Mr. McIntosh was engaged to direct the review of potential opportunities to re-deploy in other ventures the proceeds from the sale of the Company's imaging centers pursuant to the Plan of Restructuring approved by the stockholders in July 2000 (the "Plan of Restructuring"). Mr. McIntosh was paid $15,000 per month plus out-of-pocket expenses. Furthermore, Mr. McIntosh will be paid a fee of $60,000 for leading the Company's now terminated merger discussions with International Radiology Group ("IRG"). Such payment has been deferred until June 2001 and will be paid in four equal installments. Both Mr. McIntosh and Mr. Hartley received $166,667 each under a bonus plan which was adopted by the Company for the non-employee directors whereby they would share equally in .25% of the gross proceeds from the imaging center sales and any bonuses paid would be payable as sales occurred but no later than December 31, 2000. No Company executive officer currently serves on the Compensation Committee or any similar committee of another public company.

         During 2000, the Board of Directors acted as the Compensation Committee and as such included participation by Joseph A. Paul who was the Chief Executive Officer and President of the Company during 2000 and Leon Maraist who was elected to the Board of Directors on October 24, 2000 and was then the Company's Vice President and Chief Operating Officer.

COMPENSATION OF DIRECTORS

         Prior to August 1999, directors who were not officers or employees of the Company received (i) a payment of $1,000 for each meeting of the Board that they attended and $500 for each committee meeting they attended, and (ii) options to purchase 10,000 shares of common stock on the date such director was first elected or appointed to the Board of Directors and each year thereafter on the day of the first meeting of the Board of Directors immediately following the Annual Meeting of Stockholders (so long as the director's term as a director continued after such annual meeting).

         In August 1999, the Board of Directors approved a new non-employee director compensation plan which consists of (a) an annual cash retainer of $10,000 to each non-employee director, (b) $1,000 for each board meeting attended by a non-employee director and $500 for a board committee meeting attended by a non-employee director, and (c) a grant to each then non-employee director of 100,000 options to purchase the Company's common stock. The options granted to those non-employee directors were granted at a price equal to $.906 per share, the closing price of the Company's stock on August 27, 1999. The options vested immediately and have a five year term. Board members are also reimbursed for their reasonable expenses incurred in serving as a director of the Company.

         In connection with the Plan of Restructuring, the Company adopted a bonus plan for non-employee directors whereby they would share equally in .25% of the gross proceeds from the imaging center sales and any bonuses paid would be payable as sales occurred but no later than December 31, 2000. The total amount paid to the three non-employee directors, Messrs. Hartley, McIntosh and O'Hanlon, was $500,000.

         For information regarding additional compensation paid to Mr. McIntosh, see "Compensation Committee Interlocks and Insider Participation" above.

         On March 27, 2001, the Board elected Mr. Glen M. Kassan as the Chairman of the Board. The Company has agreed to pay Mr. Kassan $15,000 per month effective March 27, 2001 for six months for his services as the Chairman.

                               EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company (other than such information regarding Mr. Maraist which was disclosed under Board of Directors above):

JERRY E. ARON -- age 49 -- joined the Company in June 2000 and became Executive Vice President, General Counsel and Secretary in August 2000. Prior to joining the Company, Mr. Aron served as a senior partner at Gunster, Yoakley & Stewart, one of Florida's largest commercial law firms. He joined Gunster, Yoakley & Stewart in 1978.

P. ANDREW SHAW -- age 45 -- has been Executive Vice President of the Company since July 1996 and was appointed Chief Financial Officer in January 2000, having previously served as Chief Financial Officer of the Company from July 1996 until June 1997. Previously, he served as Controller of MediTek Health Corporation from February 1992 until June 1996 when MediTek was acquired by the Company and was Controller of ExpoSystems for more than seven years until February 1992. He is a Certified Public Accountant with six years of public accounting experience with KPMG Peat Marwick and is a member of the Florida Institute of Certified Public Accountants and the Financial Executives Institute.

EXECUTIVE COMPENSATION

         The following table sets forth, for the years ended December 31, 2000, 1999 and 1998, the compensation paid or accrued by the Company to its current Chief Executive Officer and former Chief Executive Officer for 2000 and its other executive officers as of December 31, 2000, (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE



                                                                                              LONG TERM
                                                      ANNUAL COMPENSATION                   COMPENSATION
                                      --------------------------------------------- -------------------------
                                                                                      RESTRICTED  SECURITIES
                                                                       OTHER ANNUAL      STOCK    UNDERLYING   ALL OTHER
      NAME AND                                                         COMPENSATION    AWARD(S)     OPTIONS  COMPENSATION
 PRINCIPAL POSITION                      YEAR    SALARY($)  BONUS($)      ($)(1)          ($)         (#)         ($)
 ------------------                   --------- ----------- --------- ------------- ------------ ----------- -------------
Joseph A. Paul (3)                       2000      316,828           --       12,000      --           --    1,744,204(3)
  Former Chief Executive                 1999      281,918      100,000       12,000      --           --        4,800(2)
  Officer, President and                 1998      235,000      100,000       12,000      --      375,001        6,010(3)
  Director

Leon F. Maraist (4)                      2000      200,000           --        9,000      --           --      755,783(4)
  Chief Executive Officer,               1999      200,000       33,333        9,000      --           --        4,800(2)
  President and Director -               1998      200,000       50,000        9,000      --       75,000       65,173(4)
  Former Executive Vice
  President and Chief
  Operating Officer

P. Andrew Shaw (5)                       2000      159,808       20,000        9,000      --           --      591,952(5)
  Executive Vice  President,             1999      125,000       20,000        9,000      --           --        4,620(2)
  Chief Financial Officer                1998      128,283       48,353        8,654      --       60,000        5,720(5)

Jerry E. Aron (6)                        2000      180,646           --        7,015      --           --        2,847(6)
  Executive Vice President,              1999          n/a          n/a          n/a     n/a          n/a          n/a
  General Counsel and Corporate          1998          n/a          n/a          n/a     n/a          n/a          n/a
  Secretary

-----------------

(1)  Represents car allowance.

(2)  Represents Company contributions to the 401(k) Plan.

(3) For 2000, Mr. Paul was paid $1,156,543 as a change of control payment under his employment agreement, $578,271 as a retention bonus, $4,634 in club dues, and the Company's contributions to the 401(k) Plan on his behalf totaled $4,756. Mr. Paul resigned effective January 5, 2001.

(4) For 2000, Mr. Maraist was paid $497,232 as a change of control payment under his employment agreement, $248,616 as a retention bonus, and the Company's contributions to the 401(k) Plan on his behalf totaled $9,935. During 1998, Mr. Maraist was paid $64,932 as reimbursement for relocation expenses, and the Company's contributions to the 401(k) Plan on his behalf totaled $241. Mr. Maraist assumed the office of President and Chief Executive Officer effective January 5, 2001 upon Mr. Paul's resignation.

(5) For 2000, Mr. Shaw was paid $387,948 as a change of control payment under his employment agreement, $193,974 as a retention bonus, and the Company's contributions to the 401(k) Plan on his behalf totaled $10,030. During 1998, Mr. Shaw was paid $738 as reimbursement for relocation expenses, and the Company's contributions to the 401(k) Plan on his behalf totaled $4,982.

(6) Mr. Aron's employment began in June 2000. During 2000, Mr. Aron was paid $2,847 as reimbursement for health insurance. Also, as additional compensation, the Company paid Mr. Aron an amount equal to the 401(k) Plan matching payment that otherwise would have been made had he been able to join the Company's 401(k) Plan when his employment began. Such compensation amounted to $5,262 which is included in his salary figure.

STOCK OPTIONS

During 2000, the Company did not issue any stock options to the Named Executive Officers.

The following table sets forth year-end option values for the Named Executive Officers who held unexercised options at December 31, 2000:

       AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION VALUES


                                                                 NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                      UNDERLYING                IN-THE-MONEY
                                           SHARES               UNEXERCISED OPTIONS AT           OPTIONS AT
                                         ACQUIRED ON    VALUE     FISCAL YEAR END (#)        FISCAL YEAR END ($)
                NAME                      EXERCISE    REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
                ----                      --------    -------- ------------------------- ----------------------------
                Joseph A. Paul (2)            0          0           375,001 / 0                187 / 0
                Leon F. Maraist (3)           0          0            75,000 / 0                 37 / 0
                P. Andrew Shaw (3)            0          0            60,000 / 0                 30 / 0
                Jerry E. Aron               n/a         n/a              n/a                        n/a


----------

(1) On December 29, 2000, the last reported sales price of the common stock in the over the counter market was $.9375.

(2) Under the terms of Mr. Paul's employment agreement, all of Mr. Paul's 187,500 unvested options, became fully vested as a result of the adoption of the Company's Plan of Restructuring at the 2000 Annual Meeting (the "Plan of Restructuring"). As of December 31, 2000, Mr. Paul had 375,001 options to purchase shares of common stock at an exercise price of $.9370. Such options were exercisable at year end. Mr. Paul resigned on January 5, 2001 and his options remain exercisable for six months following such resignation.

(3) Under the terms of Messrs. Maraist and Shaw's employment agreements, all of Mr. Maraist's 37,500 unvested options, and Mr. Shaw's 30,000 unvested options became fully vested as a result of the adoption of the Plan of Restructuring. As of December 31, 2000, Messrs. Maraist and Shaw had 75,000 and 60,000 options, respectively, to purchase shares of common stock at an exercise price of $.9370. All such options were exercisable at year end.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Board of Directors functioning as the Compensation Committee submits the following report for 2000:

COMPENSATION STRUCTURE

         The key components of the compensation of the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table are base salary, annual bonus and stock-based incentives. The objective of the Company is to create a compensation package for executive officers that is competitive with compensation payable by comparable medical imaging and other companies of similar size and complexity, as well as to provide both short-term rewards and long-term incentives for positive individual and corporate performance. This policy is expected to attract, motivate and retain the qualified management necessary to promote continuing improvement in the Company's performance and long-term stockholder value.

         Based on both objective and subjective determinations and subject to the terms of the employment agreements, the Chief Executive Officer recommends to the Compensation Committee the amount of total compensation payable to the Named Executive Officers other than himself for each year. The Committee undertakes a review of such recommendations in light of the factors noted by the Chief Executive Officer and the various factors discussed below. The Committee sets the compensation payable to the Chief Executive Officer relying on similar factors. In the compensation process, predetermined performance targets are used for purposes of compensation decisions. Relevant subjective criteria are used as well in the Committee's reasonable business discretion. The Committee and the Board of Directors have historically approved the compensation recommendations of the Chief Executive Officer.

         The various components of the Company's executive compensation are discussed below.

     SALARIES

         The base salaries of the Named Executive Officers, including the base salary of the Chief Executive Officer of the Company, are set at a level the

Company believes to be comparable to salaries paid to executive officers of companies of comparable size. The objective of the Company is to attract and retain the best possible individuals while setting compensation at levels that are sufficiently competitive with companies of similar size and complexity. The base salary is reviewed annually.

         Leon F. Maraist became President and Chief Executive Officer of the Company in January 2001. Mr. Maraist's base salary as an employee of the Company for fiscal year 2000 was set at $200,000. His base salary includes other terms as set forth in the "Employment Agreements" section of this Proxy Statement. These terms were established after arms-length negotiations between the Company and Mr. Maraist and the Company believes them to be appropriate for an executive of Mr. Maraist's experience in the increasingly competitive and rapidly evolving medical imaging industry.

     BONUSES

         Annual discretionary bonuses allow the Company greater flexibility in rewarding favorable individual and corporate performance and in motivating executives. The bonus for the Chief Executive Officer is tied to earnings per share, among other considerations. Further, the Compensation Committee generally considers in reviewing bonus recommendations such factors as increases in the Company's revenues and profits, scan volume, new center openings, EBITDA, collection of accounts receivable, completion and integration of significant acquisitions, the execution of the Company's business plan and individual performance, among other factors. For 2000, Mr. Maraist received a retention bonus in connection with the Plan of Restructuring as well as change in control payments under his employment agreement as a result of the Company's adoption of the Plan of Restructuring. The retention bonus was implemented in order to assure the continued employment of the Chief Executive Officer during the process of selling the Company's imaging centers pursuant to the Plan of Restructuring.

     STOCK-BASED INCENTIVES

         The third component of the Company's executive compensation has been comprised of stock-based incentive plans. The Committee considers the current year's vesting of previously issued shares under the 1995 Plan in evaluating the executive compensation recommendations of the Chief Executive Officer. Whereas the cash bonus payments are intended to reward positive short-term individual and corporate performance, grants under the stock-based plans are intended to provide executives with longer term incentives which appreciate in value with the continued favorable performance of the Company. Such options generally vest over a period of years and thus are helpful in retaining qualified executives. The use of stock incentives is intended to align the interests of the Company's executives with that of the Company's stockholders. In 2000, no options were granted to Named Executive Officers.

                                  The Board of Directors functioning as the Compensation Committee

                                  Jack L. Howard
                                  Francis D. Hussey
                                  Glen M. Kassan
                                  Warren Lichtenstein
                                  David McIntosh
                                  Leon F. Maraist
                                  Michael A. O'Hanlon


                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee submits the following report for 2000:

         The Audit Committee of the Board of Directors has reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2000, with management, and has received the written disclosures and the letter from Deloitte & Touche LLP, our independent auditors for the fiscal year ending December 31, 2000, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the independent auditors our audited financial statements for the fiscal year ended December 31, 2000, the quality of our accounting principles and underlying estimates in our financial statements and the auditor's independence as required by Statement on Auditing Standards No. 61 of the Auditing Standards Board of the American Institute of Certified Public Accountants. Based on these discussions with Deloitte & Touche LLP, the Audit Committee members recommended unanimously to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                                          The Audit Committee

                                                          Jack L. Howard
                                                          David McIntosh

PERFORMANCE GRAPH

         The graph below compares the cumulative total returns (as described below) of the Company's Common Stock with the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index for the period commencing December 31, 1995 and ending December 31, 2000. The interim measurement points are the last days of the years during the measurement period: December 31, 1996, December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000.

         Stockholder returns are calculated assuming $100 was invested at the closing market prices on December 31, 1995, assuming in all cases reinvestment of any subsequent dividends. The Performance Graph below is presented in accordance with Securities and Exchange Commission requirements. Stockholders are cautioned that historical stock price performance shown on the Performance Graph is not necessarily indicative of future stock price performance and in no way reflects the Company's forecast of future stock price performance.


                                                                   CUMULATIVE TOTAL RETURN
                                                 ------------------------------------------------------------------
                                                 12/95       12/96       12/97        12/98       12/99       12/00
                                                 -----       -----       -----        -----       -----       -----
U S Diagnostic Inc.                             100.00      127.59       50.86        11.64       14.66       12.94
Nasdaq Stock Market (U.S.)                      100.00      123.04      150.69       212.51      394.92      237.62
Russell 2000                                    100.00      116.49      142.55       138.92      168.45      147.25
Nasdaq Health Services                          100.00       99.86      102.46        86.85       69.88       95.80


EMPLOYMENT AGREEMENTS

         Leon F. Maraist and the Company entered into an employment agreement effective on November 1, 1997 and continuing through November 1, 2000, pursuant to which Mr. Maraist served as Executive Vice President and Chief Operating Officer of the Company. The agreement provided for an annual base salary of $200,000 and payment of annual bonuses at the discretion of the Board of Directors. As a result of approval of the Plan of Restructuring, Mr. Maraist elected under change in control provisions of the previous agreement to deem his employment terminated by the Company without cause and became entitled to receive lump sum compensation equal to twice his annual salary and incentive or bonus payments, paid to Mr. Maraist during 2000 and the unvested portion of his 75,000 options automatically vested. Effective January 5, 2001, Mr. Maraist and the Company entered into a new one-year agreement ("New Maraist Agreement"), to extend the terms of the precious agreement pursuant to which Mr. Maraist serves as President and Chief Executive Officer. The terms of the New Maraist Agreement, other than job title, are substantially the same as the previous one including base compensation of approximately $200,000 per year. Under the New Maraist Agreement, Mr. Maraist will receive a retention payment equal to 50% of his base compensation if he remains employed by the Company until January 5, 2002. Also, under the New Maraist Agreement, in the event the Company terminates Mr. Maraist's employment, other than for cause, Mr. Maraist will be paid $100,000. In the event such termination is prior to the end of the term, Mr. Maraist will also be entitled to the remaining balance of his employment agreement payable on or before January 5, 2002. If there is a change in control of the Company after March 1, 2001, other than with IRG, Mr. Maraist will be entitled to the termination payment described above.

         P. Andrew Shaw and the Company entered into an employment agreement effective on January 27, 2000, pursuant to which Mr. Shaw served as Executive Vice President and Chief Financial Officer of the Company. The agreement provided for an annual base salary of $150,000 and payment of annual bonuses at the discretion of the Chief Executive Officer of the Company. As a result of approval of the Plan of Restructuring, Mr. Shaw elected under change in control provisions of the previous agreement to deem his employment terminated by the Company without cause and became entitled to receive lump sum compensation equal to twice his annual salary and incentive or bonus payments, paid to Mr. Shaw during 2000 and the unvested portion of his 60,000 options automatically vested. Effective January 5, 2001, Mr. Shaw and the Company entered into a new one-year agreement ("New Shaw Agreement"), to extend the terms of the precious agreement pursuant to which Mr. Shaw serves as Executive Vice President and Chief Financial Officer. The terms of the New Shaw Agreement, other than job title, are substantially the same as the previous one including base compensation of approximately $150,000 per year. Under the New Shaw Agreement, Mr. Shaw will receive a retention payment equal to 50% of his base compensation if he remains employed by the Company until January 5, 2002. Also, under the New Shaw Agreement, in the event the Company terminates Mr. Shaw's employment, other than for cause, Mr. Shaw will be paid $75,000. In the event such termination is prior to the end of the term, Mr. Shaw will also be entitled to the remaining balance of his employment agreement payable on or before January 5, 2002. If there is a change in control of the Company after March 1, 2001, other than with IRG, Mr. Shaw will be entitled to the termination payment described above.

         Jerry E. Aron and the Company entered into a one-year employment agreement effective on June 1, 2000 and continuing through May 31, 2001 pursuant to which Mr. Aron serves as Executive Vice President and General Counsel of the Company. The agreement provides for an annual base salary of $300,000. The Company and Mr. Aron have reached a tentative agreement for Mr. Aron to continue to work for the Company after May 31, 2001, on a part-time basis at an annual base salary of $150,000. This agreement would be terminable by either party upon three weeks advance notice.

         Joseph A. Paul served as President and Chief Executive Officer of the Company under an employment agreement dated June 18, 1996. As a result of approval of the Plan of Restructuring, Mr. Paul elected under change in control provisions of his employment agreement to deem his employment terminated by the Company without cause and became entitled to receive lump sum compensation equal to 2.9 times his annual salary and incentive or bonus payments, paid to Mr. Paul during the Company's most recent fiscal year end and his unvested restricted stock and options automatically vested. Mr. Paul resigned from the Board of Directors and the office of president effective January 5, 2001.

         In addition, each of the Named Executive Officers is entitled during the term of his employment with the Company to customary employee benefits, such as paid vacation, health insurance and car allowance.

         Furthermore, under the Plan of Restructuring, in order to assure the continued employment of the executive officers during the imaging center sales process, the Board of Directors approved a retention bonus program for certain of its executive officers, including Messrs. Maraist, Shaw and Paul, payable proportionately as sales of the imaging centers are completed with the unpaid balance of the retention bonus accrued at December 31, 2000. These amounts have all been paid and are reflected on the Executive Compensation Table above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth, as of May 11, 2001, the beneficial ownership of the Company's Common Stock ("Common Stock") by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock in reliance upon information set forth in any statements filed with the Securities and Exchange Commission ("SEC") under Section 13(d) or 13(g) of the Exchange Act, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                                                 BENEFICIAL OWNERSHIP (1)
                                                                              -------------------------------
NAME                                                                          COMMON STOCK            PERCENT
----                                                                          ------------            -------
Warren G. Lichtenstein                                                         4,818,050 (2) (11)          %

Steel Partners II, L.P.                                                        4,818,050 (2) (11)
   150 East 52nd Street
   21st Floor
   New York, New York  10022

The Robert C. Fanch Revocable Trust                                            1,755,300 (11)
   1873 South Bellaire Street, Suite 1550
   Denver, CO  80222

Lighthouse Capital Insurance Company                                           1,687,750
   Anderson Square
   3rd Floor
   P.O. Box 112356T
  Grand Cayman, BVI

Jack L. Howard                                                                    67,200 (2)(9)          *

Francis D. Hussey, Jr.                                                         1,138,100 (8)

Glen M. Kassan                                                                        -- (2)            --

Michael A. O'Hanlon                                                              138,000 (3)             *

David McIntosh                                                                   120,000 (4)             *

Joseph A. Paul                                                                   375,001 (5)

Leon F. Maraist                                                                   85,164 (6)             *

P. Andrew Shaw                                                                    60,000 (7)             *

Jerry E. Aron                                                                         --                --

All directors and executive officers as a group (9 persons)                    1,608,464(10)

----------

*    Less than 1%.

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days after May __, 2001 have been exercised. Calculation of percentage ownership was based on _________ shares of Common Stock outstanding as of May 11, 2001.

(2) Mr. Lichtenstein is Chairman of the Board, Secretary and Managing Member of Steel Partners, L.L.C., the general partner of Steel Partners II, L.P., and claims sole beneficial ownership of the shares held by such limited partnership. His address is the same as such limited partnership. Messrs. Kassan and Howard were elected to the Company's Board of Directors in February 2001 at Steel Partners II, L.P.'s, request. They disclaim beneficial ownership of the shares held by such limited partnership.

(3) Includes 8,000 shares of Common Stock and fully vested options to purchase 30,000 shares of Common Stock at an exercise price of $.9370 and 100,000 shares of Common Stock at an exercise price of $.9060.

(4) Includes 10,000 shares of Common Stock and fully vested options to purchase 10,000 shares of Common Stock at an exercise price of $.9370 and 100,000 shares of Common Stock at an exercise price of $.9060.

(5) Includes fully vested options to purchase 375,001 shares of Common Stock at exercise price of $.9370. Mr. Paul resigned as of January 5, 2001.

(6) Includes 10,164 shares of Common Stock and fully vested options to purchase 75,000 shares of Common Stock at exercise price of $.9370.

(7) Includes fully vested options to purchase 60,000 shares of Common Stock at exercise price of $.9370.

(8) Includes 1,138,100 shares of Common Stock. Dr. Hussey has shared voting power over 80,300 shares.

(9) Includes 67,200 shares of Common Stock, 42,000 shares of which are held indirectly.

(10) Includes all shares and options described in footnotes 3-9 above other than footnote 5.

(11) Information obtained from Schedules 13(d) filed with the SEC by the beneficial owners.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 2000, the Company entered into an agreement with Steel Partners II, L.P., ("Steel Partners"), currently a ___% stockholder, which allows, for a period of three years, Steel Partners to acquire up to 45% of the outstanding voting stock of the Company without prior board approval. Further, Steel Partners has agreed that for a period of three years after it becomes an Interested Stockholder, as defined by the Delaware Business Combination Statute (the "Delaware Statute"), any transaction proposed by Steel Partners to the Company's stockholders must be one in which all stockholders are treated alike. In addition, in order to enhance the Company's strategic flexibility, the board of directors voted to make the restrictive provisions of the Delaware Statute inapplicable to Steel Partners.

         Director, Michael O'Hanlon, is the President and Chief Executive Officer of DVI, Inc., an affiliate of DVIBC and DVIFS. DVIFS and DVIBC are lenders to the Company. As of December 31, 2000 and 1999, DVI had loans to the Company with aggregate principal amounts outstanding of approximately $45.2 million and $83.4 million, respectively. In 2000 and 1999, the Company paid an aggregate of approximately $25.5 million and $25.9 million in principal and interest to DVI and its affiliates on these loans, respectively. In addition, during 2000, the Company paid an additional $39.0 million, which included payments for principal, interest, prepayment penalties and additional fees, in repayment of the debt relating to the sale of the imaging centers. In 2001, it is anticipated (barring any restructuring of the Company's debt) that the Company will pay an aggregate of approximately $17.2 million in principal and interest to DVI and its affiliates on these loans. In February 2000, the Company paid DVIFS $150,000 in connection with a $3.2 million borrowing, effected after December 31, 1999. See Debt of Discontinued Operations and Subordinated Convertible Debentures of Discontinued Operations both under Note 3 of Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which is being delivered with this Proxy Statement ("Form 10-K").

         On October 27, 2000, Joseph A. Paul, then President, Chief Executive Officer and Director of the Company submitted his resignation effective January 5, 2001. Simultaneously, an entity controlled by Mr. Paul acquired three of the Company's imaging centers for a sales price of $8.9 million, consisting of $7.2 million cash and the assumption by the purchaser of debt and other obligations amounting to $1.7 million. The transaction was subject to the receipt of a fairness opinion and a business valuation. In addition, the Company provided billing services for these three imaging centers from the sale date through March 2001 and continues to provide collection services for all billed and uncollected amounts. The Company charged the centers a collection fee of 5% of the net collections per month. Upon resignation, Mr. Paul has been engaged to perform consulting services, primarily related to the Company's disposition of imaging centers, at $15,000 per month plus out-of-pocket expenses. On March 1, 2001, the Company elected to terminate this consulting agreement effective May 5, 2001. As of May 7, 2001, the Company has paid Mr. Paul $60,000 in consulting fees in 2001.

         Furthermore, under the Plan of Restructuring, in order to assure the continued employment of the executive officers during the imaging center sales process, the Board of Directors approved a retention bonus program for executives including Messrs. Leon F. Maraist, P. Andrew Shaw and Joseph A. Paul, payable proportionately as sales of the imaging centers were completed with the unpaid balance of the retention bonus accrued at December 31, 2000. The Company paid as such retention bonuses $248,616, $193,974 and $578,271 to Messrs. Maraist, Shaw and Paul, respectively. In addition, executives including the above named executives, elected to deem their employment agreements terminated by the Company without cause due to a change in control of the Company. As a result, they were entitled to receive lump sum compensation. The Company paid as such lump sum compensation $497,232, $387,948 and $1,156,543 to Messrs. Maraist, Shaw and Paul, respectively.

         Also see "Board of Directors - Compensation of Directors" above, which is incorporated herein by reference.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to report ownership and changes in ownership of the Company's Common Stock to the Securities and Exchange Commission. Copies of these reports are also required to be delivered to the Company.

         The Company believes that, based solely on its review of the copies of such reports received and written representations that no other reports were required, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its Reporting Persons were complied with.

                    RELATIONSHIP WITH THE COMPANY'S AUDITORS

         Representatives of Deloitte & Touche LLP, the independent certified public accountants who audited the Company's consolidated financial statements for 2000, are expected to be present at the Annual Meeting. Such representatives will be afforded the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from stockholders. The Company is not required to obtain stockholder approval or ratification of its selection of its auditors under the laws of the State of Delaware, and the Audit Committee and the Board of Directors have the discretion to select the Company's auditors as appropriate.

         Deloitte & Touche LLP audited our financial statements for the year ended December 31, 2000. The table below provides information concerning fees for which we were billed in the last fiscal year for services rendered by Deloitte & Touche LLP:


DESCRIPTION OF FEES                                                         AMOUNT OF FEES
-------------------                                                         --------------
Audit Fees...............................................................    $_______
Financial Information Systems Design and Implementation Fees.............    $_______
All Other Fees...........................................................    $_______ (1)

-------------
(1)  Includes fees for tax consulting and other non-audit services.



                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. However, if any matter is properly presented at the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Any stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders and who wishes to have a proposal included in the Company's proxy statement and form of proxy for the 2002 Annual Meeting must deliver the proposal to the Secretary of the Company no later than January 21, 2002. The Company will not be required to include in its proxy statement or proxy card a stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the rules and regulations of the Securities and Exchange Commission.

         In addition, the By-Laws provide that only stockholder proposals submitted in a timely manner to the Secretary of the Company may be acted upon at an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the executive offices of the Company not less than 90 days (March 31, 2002) nor more than 120 days (March 1, 2002) before the date of the meeting. The Annual Meeting of Stockholders for the year ended December 31, 2001 is expected to be held no later than June 29, 2002. If the date of next years annual meeting is changed by more than 30 days from June 29, 2002, then any such proposal must be received not later than 10 days after disclosure of the meeting date is made.

         A proxy may confer discretionary authority on the proxy holders to vote on an untimely stockholder proposal of which the Company did not have notice on or prior to February 14, 2002.

         Any stockholder proposals should be addressed to Jerry E. Aron, Secretary, US Diagnostic Inc., 250 South Australian Avenue, Suite 900, West Palm Beach, Florida 33401.

                                                                       EXHIBIT A

                                TEXT OF AMENDMENT

                         TO CERTIFICATE OF INCORPORATION

                                       OF

                               US DIAGNOSTIC INC.

         The following is the text of the Transfer Restrictions proposed to be added to the Certificate of Incorporation of US Diagnostic Inc. (the "Corporation") as a new Article TWELFTH:

                  "TWELFTH: (1) For purposes of this Article Twelfth, the following terms shall have the meanings indicated below:

                  (a) "Agent" shall mean the Person designated by the Corporation for purposes of effectuating the transactions described in paragraphs (3) and (4) of this Article.

                  (b) "Board" shall mean the board of directors of the Corporation.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the Treasury Regulations.

                  (d) "Excess Stock" shall mean, with respect to a Transfer of Stock, the amount of such Stock that is in excess of the amount of Stock that may be transferred without restriction pursuant to subparagraph (2)(a) of this Article.

                  (e) "Existing Five Percent Stockholder" shall mean any "5-percent stockholder" (within the meaning of Section 382 of the Code) of the Corporation, other than a direct Public Group of the Corporation, on the date the Transfer restrictions contained in this Article Twelfth become effective.

                  (f) "Expiration Date" shall mean the beginning of a taxable year of the Corporation to which the Board determines in writing that no Tax Benefits may be carried forward, unless the Board shall fix an earlier date in accordance with paragraph (8) of this Article.

                  (g) "Initial Transferor" shall mean the Person who initially purported to Transfer Excess Stock to a Purported Acquiror.

                  (h) "Optionee" shall mean any Person holding an Option Right.

                  (i) "Option Right" shall mean any option, warrant or other right to acquire, convert into, or exchange or exercise for, or any similar interests in, Stock.

                  (j) "Ownership Interest Percentage" shall mean the sum of a Person's or Public Group's direct ownership interest in Stock, as determined under Treasury Regulation Section 1.382-2T(f)(8) (or any successor Treasury Regulation), and such Person's or Public Group's indirect ownership interest in Stock, as determined under Treasury Regulation Section 1.382-2T(f)(15) or 1.1502-92(c) (or any successor

         Treasury Regulations), except that, for purposes of determining a Person's or Public Group's indirect ownership interest in Stock, Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii) (or any successor Treasury Regulations) shall not apply and any Option Right to acquire Stock shall be deemed to have been exercised.

                  (k) "Person" shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or other entity or organization, including, without limitation, any "entity" within the meaning of Treasury Regulation Section 1.382-3(a) (or any successor or Treasury Regulation) or any group or other subject identified in the Code or in the Treasury Regulations capable of constituting a 5-percent shareholder for purposes of Section 382 of the Code, including a Public Group.

                  (l) "Prohibited Distribution" shall mean dividends or other distributions made with respect to Excess Stock received by a Purported Acquiror.

                  (m) "Prohibited Party" shall mean that Person or Public Group that is caused to be in violation of subparagraph (2)(a) of this Article Twelfth as a result of a Transfer which does not involve a Transfer of Stock.

                  (n) "Public Group" shall mean a group of individuals, entities or other Persons described in Treasury Regulation Section 1.382-2T(f)(13) (or any successor Treasury Regulation).

                  (o) "Purported Acquiror" shall mean a Transferee of Excess Stock.

                  (p) "Sales Proceeds" shall mean the proceeds received upon a sale of Excess Stock and the sum of all Prohibited Distributions received with respect to the Excess Stock.

                  (q) "Stock" shall mean shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or stock that is not described in Section 1504(a)(4) solely because it is entitled to vote as a result of dividend arrearages), any Option Rights to acquire Stock, and all other interests that would be treated as stock of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18) (or any successor Treasury Regulation).

                  (r) "Tax Benefits" shall mean the Corporation's net operating loss carryovers, capital loss carryovers and built-in losses.

                  (s) "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event, that causes a Person or Public Group to acquire or increase an Ownership Interest Percentage, or any agreement to take any such actions or cause any such events, including, without limitation, (x) the granting or exercise of any Option Right, (y) the disposition of any securities or rights convertible into or exchangeable or exercisable for Stock or any interest in Stock or any exercise of any such conversion or exchange or exercise right and (z) any transfers of any interest in any other entity that directly, indirectly or constructively owns any Stock, in each case, whether voluntary or involuntary, of record, by operation of law or otherwise; provided, however, that a transaction that is a pledge (and not a transfer of tax ownership for federal income tax purposes) shall not be deemed a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer.

                  (t) "Transferee" shall mean any Person to whom Stock is transferred.

                  (u) "Treasury Regulation" shall mean any of the Treasury Regulations promulgated under the Code.

         (2) In order to preserve the Tax Benefits to which the Corporation is entitled under the Code, the following restrictions shall apply until the Expiration Date:

                  (a) No Person, other than the Corporation, or any member or other part of a Person shall engage in any Transfer of Stock with any other Person to the extent that such Transfer, if effective, would cause the Ownership Interest Percentage of any Person to (i) increase to 4.9 percent or more, (ii) increase from 4.9 percent or more to a greater Ownership Interest Percentage or (iii) create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i) (or any successor Treasury Regulation), except as otherwise provided pursuant to subparagraph (2)(b) or subparagraph (8).

                  (b) Any Transfer that would otherwise be prohibited pursuant to subparagraph (2)(a) shall nonetheless be permitted if (i) the Transfer is by an Existing Five Percent Stockholder of Stock owned by such stockholder on the date the Transfer restrictions contained in subparagraph (2)(a) become effective or (ii) the Board determines in its discretion that it is in the best interests of the Corporation and its stockholders to allow such Transfer to be completed. Nothing in this subparagraph shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

         (3) (a) Any attempted Transfer of Excess Stock shall be void AB INITIO and not effective to transfer ownership of the Excess Stock to the Purported Acquiror thereof, who shall not be entitled to any rights as a stockholder of the Corporation with respect to the Excess Stock (including, without limitation, the right to vote or to receive any distributions with respect thereto and, to the extent that a vote is cast by a Purported Acquiror, the vote shall be rescinded as void), or otherwise as the holder of the Excess Stock, unless approval of the Board is obtained as provided in subparagraph (2)(b) of this Article Twelfth.

                  (b) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificates or other evidences of purported ownership of the Excess Stock within the Purported Acquiror's possession or control, along with any Prohibited Distributions received by the Purported Acquiror, to the Agent. If, prior to the notification by the Agent of such demand, the Purported Acquiror has sold the Excess Stock to an unrelated party in an arm's-length transaction that would not constitute a prohibited Transfer pursuant to subparagraph (2)(a) of this Article Twelfth if it had been made by the Initial Transferor, the Purported Acquiror shall be deemed to have sold the Excess Stock on behalf of the Initial Transferor, and, in lieu of transferring the Excess Stock to the Agent, shall transfer the Sale Proceeds to the Agent, except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Sale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (3)(c) if the Excess Stock had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Excess Stock by the Purported Acquiror, other than a Transfer described in one of the two preceding sentences, shall not be effective to transfer any ownership of the Excess Stock.

                  (c) The Agent shall sell in an arm's-length transaction (on the public securities market in which the Stock is traded, if possible) any Excess Stock transferred to the Agent by the Purported Acquiror to the extent such sale would not constitute a prohibited Transfer pursuant to subparagraph (2)(a) of this Article Twelfth. The Sales Proceeds shall be allocated and paid to the Purported Acquiror up to the following amount: (x) where applicable, the purported purchase price or value of consideration surrendered by the Purported Acquiror for the Excess Stock and (y) where the purported Transfer of the Excess Stock to the Purported Acquiror was, in whole or in part, a gift, inheritance or any similar purported Transfer, the fair market value of the Excess Stock at the time of such purported Transfer. Any Sale Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in performing its duties under this paragraph.

         (4) In the event of any Transfer which does not involve a Transfer of Stock but which would cause a Prohibited Party to violate a restriction on Transfers provided for in this Article Twelfth as if there had been a Transfer of Stock (such as, for example, the acquisition by a third entity of two unrelated entities that then owns Stock, directly, indirectly or constructively), the application of subparagraphs (3)(b) and (3)(c) shall be modified as described in this paragraph (4). The Prohibited Party shall not be required to dispose of any interest that is not Stock but shall be deemed to have disposed of or caused the disposition of sufficient Stock to cause the Prohibited Party, following such disposition, not to be in violation of this Article Twelfth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such Stock that is deemed to be disposed of shall be considered Excess Stock and shall be disposed of through the Agent as provided in subparagraph (3)(b) and subparagraph (3)(c) of this Article Twelfth, except that the maximum aggregate amount payable either to the Prohibited Party or to another Person that was the direct holder of Excess Stock, in connection with such sale shall be the fair market value of the Excess Stock at the time of the purported Transfer. All expenses incurred by the Agent in disposing of the Excess Stock shall be paid out of any amounts due the Prohibited Party or other Person. The purpose of this subsection (4) is to extend the restrictions in subsection (2)(a) and the provisions in subsection (3) to situations in which there is a change in Ownership Interest Percentage without a direct Transfer of Stock, and this subsection (4) shall be interpreted to produce the same results, with differences as the context requires, as a Transfer of Stock.

         (5) Within 30 business days after learning of a purported Transfer of Excess Stock to a Purported Acquiror or a Transfer that would cause a Person to become a Prohibited Party, the Corporation shall demand that the Purported Acquiror or Prohibited Party surrender, or cause to be surrendered, to the Agent the certificates representing the Excess Stock, or any Sale Proceeds, and any Prohibited Distributions. If such surrender is not made by the Purported Acquiror or Prohibited Party within 30 business days from the date of such demand, the Corporation may institute legal proceedings to compel such transfer;

provided, however, that nothing in this paragraph (5)(a) shall be deemed inconsistent with the Transfer of the Excess Stock (whether described in paragraph (3) or paragraph (4) hereof) being void AB INITIO; (2) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (3) shall cause any failure of the Corporation to act within the time periods set forth in this paragraph (5) to constitute a waiver or loss of any right of the Corporation under this Article Twelfth.

         (6) The Corporation may require as a condition to the registration of the Transfer of any of its Stock or the payment of any distribution on any of its Stock that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Stock. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article Twelfth, including, without limitation, authorizing such transfer agent to require an affidavit from a purported transferee regarding such Person's actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article Twelfth as a condition to registering any transfer.

         (7) If the Board determines that it is desirable, all certificates evidencing ownership of Stock shall bear substantially the following legend:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF THE PRESERVATION OF THE CORPORATION'S NET OPERATING LOSS CARRYOVERS AND RELATED TAX ATTRIBUTES PURSUANT TO SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). WITHOUT THE AUTHORIZATION OF THE BOARD OF DIRECTORS, NO PERSON, OTHER THAN THE CORPORATION, SHALL ENGAGE IN ANY TRANSFER OF ANY DIRECT, INDIRECT OR CONSTRUCTIVE OWNERSHIP INTEREST IN STOCK WITH ANY OTHER PERSON TO THE EXTENT THAT SUCH TRANSFER, IF EFFECTIVE, WOULD CAUSE THE OWNERSHIP INTEREST PERCENTAGE OF ANY PERSON OR PUBLIC GROUP OF THE STOCK OF THE CORPORATION (COMPUTED USING THE CONSTRUCTIVE OWNERSHIP RULES IN SECTION 382 OF THE CODE AND THE TREASURY REGULATIONS THEREUNDER) TO (I) INCREASE TO 4.9 PERCENT OR ABOVE, (II) INCREASE FROM 4.9 PERCENT OR ABOVE TO A GREATER OWNERSHIP INTEREST PERCENTAGE OR (III) CREATE A NEW PUBLIC GROUP UNDER TREASURY REGULATION SECTION 1.382-2T(j)(3)(i). NOTWITHSTANDING THE FOREGOING, THE TRANSFER RESTRICTIONS DO NOT APPLY TO THE TRANSFER BY A STOCKHOLDER WHICH IS AN EXISTING FIVE PERCENT STOCKHOLDER (WITHIN THE MEANING OF SECTION 382) ON THE DATE THE TRANSFER RESTRICTIONS BECAME EFFECTIVE OF STOCK OWNED BY SUCH STOCKHOLDER ON THAT DATE.

                  ITALICIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN ARTICLE TWELFTH OF THE CERTIFICATE OF INCORPORATION. A COPY OF THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER REQUESTING IT. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE TRANSFER WILL BE VOID AB INITIO, WITH THE CORPORATION RETAINING THE RIGHT TO REPOSSESS AND DISPOSE OF SUCH STOCK IN A PERMITTED TRANSFER.

         (8) Nothing contained in this Article Twelfth shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the Interests of the holders of its Stock in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board may, by adopting a written resolution of the Board, (i) accelerate or extend the Expiration Date,
(ii) modify the Ownership Interest Percentage in the Corporation or the Persons or groups specified in the first sentence of subparagraph (2)(a), (iii) modify the definitions of any terms set forth in this Article Twelfth or (iv) modify the terms of this Article Twelfth as appropriate to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such acceleration, extension, change or modification unless it concludes in writing that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. Such written conclusion of the Board of Directors shall be filed with the Secretary of the Corporation and shall be mailed by the Secretary to all stockholders of the Corporation within 10 days after the date of such conclusion.

         (9) The Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Twelfth, and the members of the Board shall not be responsible for any good faith errors made in connection therewith.

         (10) Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to be voted generally in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Twelfth.

                                                                       EXHIBIT B

                             AUDIT COMMITTEE CHARTER

I. ROLE AND INDEPENDENCE

The audit committee of the Board of Directors of US Diagnostic Inc. ("USD") assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and such other duties as directed by the Board. The membership of the committee shall consist of at least three external directors, each of whom meet the independence and experience requirements of the Nasdaq Stock Market, Inc. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions annually) with the independent accountants, the internal auditors, if any, and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose with the expense of such retention borne by USD. This charter shall be reviewed and reassessed annually by the audit committee.

II. RESPONSIBILITIES

The audit committee's primary responsibilities include:

         A. Primary input into the recommendation to the board for the selection and retention of the independent accountant that audits the financial statements of the corporation, which firm is ultimately accountable to the audit committee and the Board of Directors. In doing so, the committee will receive periodic reports from the independent accountant regarding the accountant's independence consistent with Independence Standards Board Standard 1, discuss such reports with the accountant, and if so determined by the audit committee, take or recommend that the full Board take appropriate action to oversee the Independence of the accountant.

         B. Evaluation, together with the Board of Directors, of the performance of the independent accountant and, if so determined by the audit committee, recommendation that the Board replace the independent accountant.

         C. Discussion with the independent accountant of the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the Audit.

         D. Provision of guidance and oversight to the internal audit function, if any, of the corporation including review of the organization, plans and results of such activity.

         E. Review of financial statements (including quarterly reports) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principals, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate. Annually, after satisfactory review by the committee, recommend that the company's audited financial statements be included in the annual report on Form 10-K for filing with the Securities and Exchange Commission.

         F. Discussion with management and the auditors of the quality and adequacy of the company's internal controls.

         G. Discussion with management of the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

         H. Reporting on audit committee activities to the full board and issuance annually of a summary report required by the rules of the Securities and Exchange Commission to be included in the corporation's annual proxy statement.

         While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountant.

ADOPTED this 9th day of May, 2000, by resolution of the Board of Directors of US Diagnostic Inc.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                               US DIAGNOSTIC INC.
                 FOR THE 2001 ANNUAL MEETING OF THE STOCKHOLDERS
                                  JUNE 29, 2001

         The undersigned stockholder of US Diagnostic Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 21, 2001, and hereby appoints Leon F. Maraist, P. Andrew Shaw and Jerry E. Aron or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of US Diagnostic Inc. to be held on June 29, 2001 at 10:00 a.m., local time, at the Sheraton West Palm Beach Hotel, 630 Clearwater Park Road, West Palm Beach, Florida 33401, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, on the matters set forth on this Proxy.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

1.  To approve the Amendment to the Certificate of Incorporation.

    [ ]    FOR             [ ] AGAINST         [ ]      ABSTAIN

2.  ELECTION OF DIRECTORS:

[ ]     FOR all nominees listed below    [ ]  WITHHOLD   AUTHORITY to vote
         (except as indicated)                for all nominees listed below

         IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.

                                 Jack L. Howard
                             Francis D. Hussey, Jr.
                                 Glen M. Kassan
                             Warren G. Lichtenstein
                                 Leon F. Maraist
                                 David McIntosh
                               Michael A. O'Hanlon

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

         In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         The Board of Directors recommends a vote FOR each of the proposals.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                  DATED:                  , 2001
                                                         ------------- ---

                                                  ------------------------------
                                                  SIGNATURE

                                                  ------------------------------
                                                  ADDITIONAL SIGNATURE IF SHARES
                                                  HELD JOINTLY

                                                  NOTE: Please sign exactly as
                                                  name appears hereon. When
                                                  shares are held by joint
                                                  tenants, both should sign.
                                                  When signing as attorney,
                                                  executor, administrator,
                                                  trustee or guardian, please
                                                  give full title as such. If a
                                                  corporation, please sign in
                                                  full corporate name by the
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name by authorized person.